Exhibit 99.1
News Release

Sprint
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contact:
Dave Tovar, Sprint
913-315-1451
david.tovar@sprint.com

Investor Contact:
Jud Henry, Sprint
913-794-7393
jud.d.henry@sprint.com

Patrick Doyle Joins Sprint Board of Directors

OVERLAND PARK, Kan. - December 1, 2016 - Sprint (NYSE: S) today announced its board of directors has elected Patrick T. (“Pat”) Doyle to the board, bringing the total number of board members to eight. Mr. Doyle will chair the Audit Committee.

Mr. Doyle most recently served as DirecTV’s Chief Financial Officer and Executive Vice President, Finance. After joining the company in 1992, then called Hughes Electronics Corporation, Mr. Doyle held a variety of positions in finance and accounting at DirecTV until he retired following the company’s acquisition by AT&T in July of 2015.

“Pat has decades of experience in finance and accounting, and I am pleased to welcome him to Sprint’s board of directors,” said Masayoshi Son, chairman of Sprint’s board of directors. “As Sprint continues to grow and rebuild, Pat will provide valuable leadership to the company.”

Prior to his 23 years with DirecTV, Mr. Doyle served in various roles at oilfield services company Baker Hughes and public accounting firm Deloitte & Touche.

Mr. Doyle received his Bachelor's Degree in Business Administration from the University of Notre Dame’s Mendoza School of Business and is a Certified Public Accountant.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 60.2 million connections as of Sept. 30, 2016 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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